Exhibit 16.1

March 12, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Charging Robotics, Inc. under Item 4.01 of its Current Report on Form 8-K dated on or about March 12, 2025.

We agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Elkana Amitai CPA